Ampio Pharmaceuticals Announces Closing of $12 Million Public Offering

ENGLEWOOD, Colo., June 19, 2019, /PRNewswire/ — Ampio Pharmaceuticals, Inc. (NYSE American: AMPE) (“Ampio”), today announced that it closed its previously announced public offering. Ampio issued 30,000,000 shares of common stock at an offering price of $0.40 per common share for aggregate gross proceeds of $12.0 million, before placement agent fees and other offering expenses.

The Company intends to use the net proceeds from this offering for the full cost of its AP-013 clinical trial, titled “A Randomized, Controlled, Double-Blind Study to Evaluate the Efficacy and Safety of an Intra-Articular Injection of Ampion in Adults with pain Due to Severe Osteoarthritis of the Knee,” pursuant to its recently announced Special Protocol Assessment and for other general corporate purposes.

ThinkEquity, a division of Fordham Financial Management, Inc., acted as the exclusive placement agent for this transaction.

The shares of common stock in this offering were offered on a reasonable best efforts, any and all basis pursuant to an effective shelf registration statement. A prospectus supplement relating to the offering was filed by the Company with the SEC on June 17, 2019 and is available on the SEC’s website at www.sec.gov. Copies of the final prospectus supplement and accompanying prospectus may also be obtained from ThinkEquity, 17 State Street, 22nd Floor, New York, NY 10004 (646) 968-9355, Email: prospectus@think-equity.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Ampio Pharmaceuticals, Inc.

Ampio Pharmaceuticals, Inc. is a development stage biopharmaceutical company primarily focused on the development of Ampion, our product candidate, to treat prevalent inflammatory conditions for which there are limited treatment options.

Forward-Looking Statements

Ampio Pharmaceutical’s statements in this press release that are not historical fact, and that relate to future plans or events, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “plan,” “predict,” “anticipate,” “intends,” and similar expressions. These forward-looking statements include statements regarding Ampio’s expectations with respect to Ampion™ and its classification, as well as those associated with regulatory approvals and other FDA responses and decisions including the timing thereof, the Special Protocol Assessment (SPA), the Biological License Application (BLA), the ability of Ampio to enter into partnering arrangements, to initiate, conduct and report the results of clinical trials, and decisions and changes in business conditions and similar events, all of which are inherently subject to various risks and uncertainties. The risks and uncertainties involved include those detailed from time to time in Ampio’s filings with the Securities and Exchange Commission, including without limitation, under Ampio’s Annual Report on Form 10-K, quarterly reports of Form 10-Q, periodic reports on Form 8-K, and other documents filed with the Securities and Exchange Commission. Ampio undertakes no obligation to revise or update these forward-looking statements, whether as a result of new information, future events, or otherwise.

Company Contact

Phone: (720) 437-6500
info@ampiopharma.com